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                                                                EXHIBIT 99.1


                 SuperGen Calls Warrants For Redemption in April 2000


     Company provides 210-day redemption notice period, instead of minimum 30-day period

     SAN RAMON, Calif., Sept. 23 /PRNewswire/ -- SuperGen Inc. (Nasdaq: SUPG & SUPGW) announced today that it has called its warrants for redemption. As of September 20, 1999, the closing bid price of the Company's common stock for the preceding 20 consecutive trading days exceeded $18.00 per share. Under the terms of the Warrant Agreement, the Company was entitled to redeem the warrants as soon as 30 days from the date of a redemption notice.

     On September 20, 1999, the Company gave notice that it will redeem all outstanding warrants on April 16, 2000. Under the terms of terms of the Warrant Agreement, all rights of warrant holders, other than the right to receive the redemption price equal to $0.25 per warrant, will terminate from and after April 16, 2000. This action does not preclude the earlier exercise of a warrant by a warrant holder as permitted under the terms of the Warrant Agreement.

      Subsequent to the news release of September 14, 1999, the Company has completed an $8,250,000 private placement to institutional investors led by the Tail Wind Fund, Ltd., a worldwide investor in emerging growth companies.
"This private placement further strengthens our balance sheet and reinforces our previous decision to extend the warrant redemption period to 210 days," said Joseph Rubinfeld, Ph.D., chairman and chief executive officer of SuperGen.

      Based in San Ramon, California, SuperGen is a pharmaceutical company dedicated to the development and commercialization of products intended to treat life-threatening diseases, particularly cancer.

     This press release contains "forward-looking" statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such statements include, without limitation, statements relating to the Company's financial condition and involve certain risks and uncertainties associated with financial projections generally and with an emerging pharmaceutical company. Actual results could differ materially from those projected in the "forward-looking" statements as a result of product portfolio risks (including risks in obtaining governmental approval), and other risk factors discussed in SuperGen's reports on file with the U.S. Securities and Exchange Commission (including but not limited to the report on Form 10-Q for the quarter ended June 30, 1999).